SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934
                     (Amendment No. _____)*








                    PREMIER BANCSHARES, INC.
                        (Name of Issuer)


                          COMMON STOCK
                 (Title of Class of Securities)


                            739909109
                         (CUSIP Number)


Check the following box if a fee is being paid with this statement x . (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
CUSIP No.   739909109                    13G
-----------------------------------------------------------------


1    NAME OF REPORTING PERSON
  S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     John D. Stephens

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         NA
(a) ___

(b) ___

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION
         USA

        NUMBER OF            5   SOLE VOTING POWER
           SHARES                         2,163,905
      BENEFICIALLY           6   SHARED VOTING POWER
         OWNED BY                      -0-
          EACH               7   SOLE DISPOSITIVE POWER
       REPORTING                      2,163,905
         PERSON              8   SHARED DISPOSITIVE POWER
          WITH                            -0-

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

         2,163,905

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

          NA

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.3%

12   TYPE OF REPORTING PERSON*

         IN

              *SEE INSTRUCTION BEFORE FILLING OUT!
Item 1(a)   Name of Issuer

                  Premier Bancshares, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices

                 2180 Atlanta Plaza
                 950 E. Paces Ferry Rd.
                 Atlanta, GA 30326

Item 2(a)   Name of Person Filing

                 John D. Stephens

Item 2(b)   Address of Principal Business Office or, if none,
            Residence

                 1899 Parker Court
                 Stone Mountain, GA 30087

Item 2c    Citizenship

                 USA

Item 2(d)   Title of Class of Securities

                 Common Stock

Item 2(e)   CUSIP Number

                  739909109

Item 3        If this statement is filed pursuant to Rule 13d-
              1(b), or 13d-2(b), check whether the person filing is a:

                   NA

Item 4        Ownership as of December 31, 1998

        (a)  Amount Beneficially Owned

           2,163,905

        (b)  Percent of Class

           8.3%


        (c)  Number of shares as to which such person has
           (i)   sole power to vote or to direct the vote
                   2,163,905
           (ii)  shared power to vote or to direct the vote
                   -0-
           (iii) sole power to dispose or to direct the
                 disposition of
                   2,163,905
           (iv) shared power to dispose or to direct the disposition of
                   -0-

Item 5        Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the Reporting person has ceased to be the beneficial owner of more than five
                  Percent of the class of securities, check the following ___. NA

Item 6        Ownership of More than Five Percent on Behalf of
              Another Person

                  NA

Item 7        Identification and Classification of the Subsidiary
              Which Acquired the security Being Reported on By the Parent Holding Company

                  NA

Item 8        Identification and Classification of Members of the
              Group

                  NA

Item 9        Notice of Dissolution of Group

                  NA

Item 10       Certification

                   NA






                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: February 2, 1999                  Signature: /s/ John D. Stephens
                                                   John D. Stephens, Director